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Exhibit 10.1

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of June 25, 2002, to be effective as of the Closing Date by and between Fossil Europe B.V., a corporation duly organized and existing under the laws of the Netherlands (hereinafter referred to as "Purchaser") and Thomas Steinemann, an individual (hereinafter referred to as "Seller").

RECITALS

        WHEREAS, Seller owns (i) 100% of the issued and outstanding shares of common stock of No Time AG (the "No Time Shares") and (ii) 100% of the issued and outstanding shares of common stock of X-time AG (the "X-time Shares", together with the No Time Shares, the "Shares"); and

        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares upon the terms and conditions hereinafter described; and

        NOW, THEREFORE, Purchaser and Seller, in consideration of mutual premises and covenants contained herein, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

        For the purposes of this Agreement, the following terms shall have the respective meanings indicated below:

        "Agreed Balance Sheets" shall mean, collectively, the No Time Agreed Balance Sheet and the X-time Agreed Balance Sheet.

        "Balance Sheet Adjustments" shall mean the adjustments in the Purchase Price in accordance with the provisions of Section 3.3 hereof.

        "Closing Balance Sheets" shall mean the respective balance sheets of No Time and X-time as of the date of Closing as determined in accordance with Swiss GAAP, consistently applied.

        "Company" shall mean No Time AG or X-time AG, and collectively, "Companies".

        "Confidential Information" shall mean any information a Party may exchange with, or acquire from, the other Party including but not limited to the Companies' procedures, product specifications, methods, technology, suppliers, customers, trade secrets, marketing and business research and plans, that relate to or affects the Companies' assets, but excluding any information to the extent that such information becomes publicly known, through no fault of the Party receiving such information from the other Party.

        "Closing Date" shall mean the date of the Closing of this Agreement as per Section 4.2 hereof.

        "Employment Agreement" shall mean the employment agreement with Seller in the form attached hereto as Exhibit D.

        "Encumbrance" shall mean any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, retention of title, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

        "Escrow Account" shall have the meaning contained in Section 3.2.

        "Escrow Funds" shall mean the money standing to the credit of the Escrow Account from time to time (including accrued interest).

        "Escrow Stop Date" shall mean the first business day following the Balance Sheet Adjustment Payment Date.

        "Net Equity" shall mean the assets of each of the Companies less the respective liabilities of such Company prepared in accordance with Swiss GAAP and as reflected on the balance sheet line item "Total Equities".

        "No Time Agreed Balance Sheet" shall mean the balance sheet of No Time as of December 31, 2001 in the agreed form as reflected on Exhibit B-1 hereto.

        "No Time" shall mean No Time AG, a Swiss corporation.

        "Party" shall mean Purchaser and Seller (collectively, the "Parties").

        "Restricted Stock Award Agreement" shall mean the Restricted Stock Award Agreement dated as of Closing between Fossil, Inc. and Seller in the form attached hereto as Exhibit F.

        "Revolver" shall mean the revolving credit facility between No Time and Coop Bank dated April 17, 2001

        "Shareholder Loan" shall mean the loan agreement granted by Seller to No Time as reflected on the No Time Agreed Balance Sheet

        "Stock Option Award Agreement" shall mean the Stock Option Award Agreement dated as of Closing between Fossil, Inc. and Seller in the form attached hereto as Exhibit E.

        "Swiss GAAP" shall mean generally accepted accounting principles applicable in Switzerland.

        "X-time" shall mean X-time AG, a Swiss corporation.

        "X-time Agreed Balance Sheet" shall mean the balance sheet of X-time as of December 31, 2001 in the agreed form as reflected on Exhibit B-2 hereto.

ARTICLE 2
PURCHASE AND SALE

        Section 2.1    Sale and Transfer of Shares.    In consideration of and in reliance upon the representations, warranties and covenants contained herein and subject to the terms and conditions of this Agreement, the Seller hereby sells with full title guarantee, free and clear of any Encumbrance, and Purchaser purchases, the Shares.

ARTICLE 3
CONSIDERATION

        Section 3.1    Purchase Price.    Subject to the Post Closing Adjustments referenced in Section 3.3, the purchase price (the "Purchase Price") for the Shares shall be 5,081,768.86 CHF for the No Time Shares and 14,665.29 CHF for the X-time Shares. The Purchase Price, less the Escrow Funds, shall be paid to Seller in Swiss francs at the Closing by cashier's check or wire transfer in accordance with written instructions to be issued from Seller to Purchaser at least three (3) business days prior to Closing in accordance with the provisions of Section 4.4 (the "Closing Payment").

        Section 3.2    Escrow Agreement.    At Closing, Purchaser shall withhold the Escrow Funds in the amount of 509,643.40 CHF from the Purchase Price (the "Escrow Account"). The Escrow Funds shall be held in an Escrow Account by Purchaser, which account need not be a separate account but may be held in general funds by Purchaser, and shall be utilized for the purposes of (i) paying the amount of any Balance Sheet Adjustment in favor of Purchaser in accordance with the provisions of Section 3.3 and (ii) funding, to the extent available at the time of Purchaser's demand therefor in accordance with the requirements of Section 7.1, amounts as a set-off to payments otherwise due and payable towards an established indemnified obligation ("Indemnified Obligation") as may hereinafter arise pursuant to Section 7.3. In the event that the Escrow Funds are insufficient to cover the amounts referenced in (i) and (ii) above, then, notwithstanding the foregoing, the Seller shall remain liable for such amounts in accordance with the provisions of this Agreement.

        If the Purchaser is entitled to money from the Escrow Account as a Balance Sheet Adjustment, or with respect to an Indemnified Obligation, then such amounts shall be credited against the Escrow Funds.

        Any Escrow Funds remaining unpaid to Purchaser, or not credited against the Escrow Funds for the account of Purchaser, shall be released to Seller, with accrued interest, on the Escrow Stop Date.

        Section 3.3    Balance Sheet Adjustments.    Within forty-five (45) days following Closing, the Purchaser shall procure that the Companies prepare the Closing Balance Sheets reflecting the Net Equity of the respective Companies as of Closing. The Closing Balance Sheets shall be prepared in accordance with Swiss GAAP, consistently applied. In the event that the Net Equity of the Companies as reflected on the Closing Balance Sheets are greater than the Net Equity of the Companies on the Agreed Balance Sheets, then Purchaser shall remit such difference to Seller as an adjustment to Purchase Price within thirty (30) days, and (ii) in the event that the Net Equity of the Companies as reflected on the Closing Balance Sheets are less that the Net Equity of the Companies on the Agreed Balance Sheets, then the Seller shall remit such difference to Purchaser as a decrease in the Purchase Price within thirty (30) days (the "Balance Sheet Adjustment Payment Date"). Any amounts owning to Purchaser pursuant to the terms of this paragraph, shall first be paid from the Escrow Account established pursuant to the provisions of paragraph 3.2.

ARTICLE 4
CLOSING

        Section 4.1    Conditions of Closing.    The transaction stipulated in Article 2 is subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless otherwise waived in writing by the Party for whose benefit the conditions exist.

          (a)  The representations and warranties made by the Parties in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated herein shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of such date.

          (b)  The Parties shall have carried out their respective obligations as specified in Sections 4.3 and 4.4.

        Section 4.2    Closing Time Date and Place.    The purchase and sale contemplated herein shall be consummated at a Closing to take place by mail, facsimile or at the offices of Seller on July 8, 2002, or at such other time and place as the Parties may agree upon in writing.

        Section 4.3    Seller's Obligations at Closing.    At the Closing, the Seller shall carry out the following obligations:

          (a)  At Closing the Seller shall deliver to Purchaser or its nominee:

              (i)  the share certificates for all of the Shares;

            (ii)  evidence of the authority of each person executing a document on the behalf of the Companies;

            (iii)  the common seal (if any) of the Companies and each register and minute book made up to Closing;

            (iv)  a countersigned original of the Employment Agreement, the Stock Option Award Agreement and the Restricted Stock Award Agreement;

            (v)  resignations in the agreed form attached hereto as Schedule 2A and 2B, from each director and secretary of each of the Companies, expressed to take effect from the end of the meeting held pursuant hereto; and

            (vi)  all consents and approvals of government agencies and/or third parties necessary to effect the transfer of the Shares (if any), including releases of Encumbrances affecting the Shares, executed by the lien holders thereof and otherwise in a form acceptable for filing.

          (b)  The Seller shall ensure that at Closing a meeting of the board of directors of each Company is held at which the directors of such Company take the following actions and adopt the minutes of the Board Meeting in the agreed form attached hereto as Schedule 3A and 3B:

              (i)  vote in favour of the constitution of each Board as set forth in Schedules 3A and 3B;

            (ii)  with effect from the end of the meeting, authorise the secretary of each Company to notify the specimen signatures of the new officers of the Companies in connection with each existing mandate given by the Companies for the operation of its bank accounts.

          (c)  The Seller shall ensure that at Closing a shareholders' meeting of each Company is held at which the shareholders take the following actions by adopting the resolutions in the agreed form attached hereto as Schedule 4A and 4B:

              (i)  appoint persons nominated by Purchaser as directors and secretary of the Companies with effect from the end of the meeting;

            (ii)  accept the resignations of each director and secretary of each Company pursuant hereto so as to take effect from the end of the meeting.

        Section 4.4    Purchaser's Obligations at Closing.    At the Closing, Purchaser will (i) deliver the Closing Payment to Seller; (ii) pay-off the existing balance of the Shareholder Loan and the Revolver; (iii) procure that No Time execute and deliver a countersigned original of the Employment Agreement; and (iv) procure that Fossil, Inc. execute and deliver the Stock Option Award Agreement and the Restricted Stock Award Agreement to Seller.

        Section 4.5    Further Actions.    Seller shall execute the instruments transferring the Shares to Purchaser effective as of the Closing Date and shall take all actions following Closing as may be necessary to more fully perfect title in the Shares to Purchaser.

ARTICLE 5
[Reserved]

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 6.1    Representations, Warranties and Covenants of Seller.    Seller represents and warrants to Purchaser that, as of the date of this Agreement and as of the Closing Date:

          (a)  The information on the Companies' excerpts from the Commercial Register attached hereto as Schedule 1A and 1B is true, correct and complete, and in particular there are no other or further signatory rights, powers of attorney or other rights to represent the Companies, and there are no procedures, resolutions, agreements or applications pending with regard to such information;

          (b)  No Time and X-time are each a corporation duly organized, validly existing and in good standing under the laws of Switzerland and each is duly empowered or licensed under the relevant laws in Switzerland to conduct its respective business as stipulated in the Articles of Association;

          (c)  The Companies do not have any subsidiaries or branches, and do not own any minority interests in any other business entities;

          (d)  The Companies are, and have at all times been, each in compliance with the provisions of their respective Articles of Association and applicable law;

          (e)  No Time's financial and accounting records, including but not limited to the financial statements of the Company of fiscal years 1999, 2000 and 2001, attached hereto as Exhibit A-1 and X-time's financial and accounting records, including but not limited to the financial statements of the Company for fiscal years 2000 and 2001, attached hereto as Exhibit A-2 (collectively, the "Accounts"), are up-to-date, in its possession or under its control, are properly completed in all material respects in accordance with the law and Swiss GAAP and correctly and completely, as a whole and with regard to the individual positions, reflect the financial situation of the Companies and the results of their business activities as of the respective effective dates;

          (f)    Each Company is operating and has always operated its respective business in all material respects in accordance with its Articles of Association at the relevant time. The copy of the Articles of Association of each Company disclosed to Purchaser and attached hereto as Exhibit C-1 and C-2 is true and correct copy of the original;

          (g)  Except for the Shareholder Loan and the Revolver, the Company does not have outstanding, and has not agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings (including, without limitation, any such indebtedness to the Seller);

          (h)  As of May 31, 2002, the balance due under the Shareholder Loan is 108,973.95 CHF;

          (i)    As of May 31, 2002, the balance due under the Revolver is 16,495.45 CHF;

          (j)    Execution, delivery and performance by Seller of this Agreement will not (A) conflict with or violate (i) any provision of the Companies' Articles of Association, bylaws or other similar documents; or (ii) any law, rule, regulation, judgement or order effective and binding on any of the Companies or on Seller; or (B) result in any Encumbrance on any property owned by any of the Companies;

          (k)  Seller has valid and unencumbered title to the Shares, and after completion of Closing, Purchaser will have valid and unencumbered title to the Shares. The Shares being acquired hereunder by Purchaser have been duly and validly authorized and, when delivered to and paid for by Purchaser pursuant to this Agreement, will be fully paid and nonassessable;

          (l)    The certificates of the Shares are in valid and sufficient form; and, except as set forth in this Agreement, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations or exchange any securities for, shares of common stock of or ownership interests in the Companies are outstanding;

          (m)  To the best of Seller's knowledge, the Companies have no liabilities or obligations (whether known, absolute, contingent etc.) that were not fully and appropriately reflected in the Accounts;

          (n)  Each Company has timely, fully and correctly completed and filed all tax returns, reports and other filings required under the applicable laws with regard to Taxes and Duties and has at all times fully and truly informed the competent authorities in compliance with the applicable laws ("Taxes and Duties" as used herein being all taxes, social security and pension contributions

  (statutory, contractual and voluntary) to public and private institutions, customs duties and other duties levied by public entities, agencies and institutions, in each case in Switzerland and abroad);

          All liabilities of each Company with regard to Taxes and Duties have been fully discharged or completely reflected in the Agreed Balance Sheets, and no such liabilities are overdue. Each Company has made appropriate provisions for all future obligations with regard to Taxes and Duties which will be levied on assessment periods (partially or fully) before the Closing Date;

          The Companies have not made distributions to shareholders or affiliated persons or companies which could result in additional liabilities of the Companies for Taxes and Duties;

          Each Company has at its disposal all supporting documents in connection with (i) all filed tax returns, reports and other filings, and (ii) all tax returns, reports and other filings still to be filed which refer to assessment periods (partially or fully) before the Closing Date, in each case in form and substance in accordance with the statutory requirements;

          There are no special agreements with, or concessions from, tax or other authorities, formal or informal, which have an impact on the Taxes and Duties chargeable on the Companies;

          (o)  There has been no audit by any governmental authority of any tax return of the Companies;

          (p)  Since December 31, 2001, the Companies have conducted their business only in the ordinary course, there has been no material adverse change in the business prospects, or financial conditions of the Companies;

          (q)  To the best of Seller's knowledge, the Companies have not violated any material statutes, rules, ordinances or other applicable laws in Switzerland or any of their contractual obligations, and there are no circumstances which constitute non-compliance with contractual obligations by any of the Companies or the respective other contract parties, or which, e.g. by notice or lapse of time, could result in such non-compliance;

          (r)  There is no material litigation, arbitration, administrative, criminal or other procedure or investigation pending or threatened which directly or indirectly affects any of the Companies;

          (s)  None of the contracts which the Companies are a party to contains a change-of-control clause which, as a consequence of the conclusion or Closing of this Agreement, (i) gives the other party the right to fully or partially terminate, amend or newly negotiate the contract, (ii) automatically amends or terminates the contract, or (iii) operates in any other way as a result of the conclusion or Closing of this Agreement;

          (t)    The Companies have the insurance coverage customary in their line of business. Such insurance coverage is sufficient both with regard to its kind and the coverage amounts in order to cover the risks which reasonably have to be expected for businesses such as the ones conducted by the Companies. The respective insurance contracts are all in full force and effect, and no premium payments of the Companies thereunder are due. No notice of termination or cancellation with regard to any of the insurance contracts has been given or received by the Companies, and neither the Companies nor the respective insurance companies have requested or announced any amendments to the insurance contracts and no such termination, cancellation or request for amendment is to be expected;

          (u)  The Companies own, or are licensed or otherwise possess legally sufficient rights to use, all trademarks, service marks, trade names, patents, copyrights, and any applications therefor, technology, know-how, trade secrets, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Companies, including all current patents, patent applications, registered and material unregistered copyrights, and any applications therefor owned or licensed by the Companies (the "Intellectual Property Rights") free and clear of all Encumbrances. All Intellectual Property Rights which can be registered are duly and validly registered, and there are no appeals, oppositions or other actions pending against such registrations. All application, registration, renewal and other fees relating to the Intellectual Property Rights have been fully paid in due time. Purchaser's use of the Intellectual Property Rights will not infringe upon the rights of any third party. To Seller's best knowledge, there has been no breach with respect to any license or right relating to any of the Intellectual Property Rights; and

          (v)  The Companies do not own any real estate. All lease agreements for the business premises used by the Companies are in full force and effect, and no notice has been given, or is to be expected, with regard to any of these lease agreements, and no disputes are pending which could result in termination of any of these lease agreements.

          (w)  In making the representations, warranties and covenants of this Article, Seller has not made any untrue statements of material fact or omitted to state a material fact necessary in order to make the representation made, in light of the circumstances under which they were made, not misleading.

        Section 6.2    Representations Warranties and Covenants of Purchaser.    Purchaser hereby represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date:

          (a)  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands; and

          (b)  Execution, delivery and performance by Purchaser of this Agreements will not conflict with or violate (i) any provisions of Purchaser's charter, bylaws or other similar documents; or (ii) any law, rule, regulation, judgement or order binding on Purchaser.

ARTICLE 7
INDEMNIFICATION

        Section 7.1    Indemnification by Seller.    Seller shall indemnify and hold Purchaser, its employees, officers, directors, affiliates, representatives, agents, and other control persons harmless from, against and in respect of the following:

          (a)  Any and all loss, liability or damage suffered or incurred by Purchaser (including interest, penalties and attorney fees) by reason of any untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement by Seller contained herein or in any exhibit, schedule, certification, document or instrument delivered to Purchaser by Seller hereunder (each of such untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement a "Breach"), it being expressly agreed, for the sake of clarity, that Seller shall indemnify Purchaser on a franc-by-franc basis for any loss, liability or damage which the Companies suffer or incur due to a Breach, or which encumbers the Companies provided that non-disclosure of such encumbrance to Purchaser constitutes a Breach;

          (b)  Any and all loss, liability or damage suffered or incurred by Purchaser or the Companies (including interest, penalties and attorney fees) by reason of or in connection with any claim for any finder's or brokerage fee or other commission resulting from any services alleged to have been rendered to, or at the insistence of or on behalf of or for Seller with respect to this Agreement or any of the transactions contemplated hereby;

          (c)  Any and all liabilities of Seller which relate to the ownership of the Shares or the operation of the Companies prior to the Closing Date that are not expressly assumed or waived by

  Purchaser under this Agreement, including but not limited to liabilities arising from or related to any tax due, or to be due, and penalties and interest related thereto, imposed on the Companies with respect to any period prior to the Closing Date; and

          (d)  Any and all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including but not limited to, attorney fees and expenses as shall be determined by a court of competent jurisdiction, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        Section 7.2    Indemnification by Purchaser.    Purchaser shall indemnify and hold Seller, its representatives, agents, and other control persons harmless from, against and in respect of the following:

          (a)  Any and all loss, liability or damage suffered or incurred by Seller (including interest, penalties and attorney fees) by reason of any untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate document or instrument delivered by Purchaser to Seller hereunder;

          (b)  Any and all loss, liability or damage suffered or incurred by Seller (including interest, penalties and attorney fees) by reason of or in connection with any claim for any finder's or brokerage fee or other commission resulting from any services alleged to have been rendered to, or at the insistence of, or on behalf of or for Purchaser with respect to this Agreement or any of the transactions contemplated hereby;

          (c)  Any and all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including but not limited to, legal expenses as shall be determined by a court of competent jurisdiction, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        Section 7.3    Indemnification Procedures.    In seeking indemnification under Article 7.1 or 7.2, the Parties agree to abide by the following procedure:

          (a)  For the purposes of this Article 7.3, the term "Indemnitee" shall mean the person(s) entitled, or claiming to be entitled, to be indemnified pursuant in the provisions of Article 7.1 or 7.2 hereof. The term "Indemnitor" shall mean the person(s) having the obligation to indemnify pursuant to such provisions.

          (b)  An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of an indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is being claimed or arises. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a "Third Party Claim") the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own at its own costs and expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice. In the event the Indemnitor exercises its rights to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the

  Indemnitee is directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available in it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, unless the settlement involves only the payment of money by the Indemnitor. No Third Party Claim which is being defended in good faith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor

        Section 7.4    Survival of Representations Warranties and Indemnity.    All representations and warranties made by the Parties in this Agreement or in any certificate document or instrument furnished in connection herewith, and the indemnification obligations contained in this Agreement, shall survive the Closing and any investigation at any time before or after Closing made by or on behalf of the Parties hereto and shall expire on the first anniversary of the Closing Date, provided, however, that (i) any claim which is submitted in writing to the indemnifying Party prior to such first anniversary may still be enforced thereafter, and (ii) any claim relating to Seller's representations made in Section 6.1 (n) (Taxes and Duties) may still be raised after the first anniversary of the Closing Date, but not later than one year after notification of the respective claims to Purchaser by the tax authorities or social security institutions. The limitations, time limits and Purchaser's investigation and notification and other duties under articles 200, 201 and 210 of the Swiss Code of Obligations are hereby expressly waived.

ARTICLE 8
CONFIDENTIALITY

        Section 8.1    Confidentiality.    The Parties agree to preserve the confidential nature of the Confidential Information which pertains to the other Party (the "Controlling Party") and to take any and all necessary steps to insure that such Information is not revealed to third parties or to any person unauthorized in writing by the Controlling Party, it being understood that any Confidential Information pertaining to the Companies shall be deemed to pertain to Seller up until (but not including) the Closing Date, and to Purchaser as of the Closing Date. The responsibilities set forth herein shall survive the termination of this Agreement unless the prior written consent of the Controlling Party has been obtained or unless any such information has previously been publicly disclosed. Should the other Party be ordered by a court of competent jurisdiction or administrative authority to disclose this Agreement or confidential information pertaining to the Controlling Party, it shall give written notice to the Controlling Party before making any disclosure not permitted by this Section, shall use its best efforts to either resist disclosure or disclose solely subject to an attorneys eyes-only protective order or such other protective order as the Controlling Party shall approve. This Section shall survive the termination of this Agreement.

ARTICLE 9
TERMINATION

        Section 9.1    Termination of Agreement.    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing:

          (a)  by the mutual consent of the Parties;

          (b)  by either Party if any of the conditions to the Closing as set forth in Article 4.1 is not fulfilled or waived by the Party for whose benefit the conditions exist on or prior to the Closing Date; or

          (c)  by either Party if the Closing has not occurred on or prior to July 31, 2002.

        Section 9.2    Rights of Termination.    The rights of termination as provided for under Article 9.1 hereof may be exercised at any time after the occurrence of an event or the discovery of circumstances which gives rise to a right of termination. However, failure to assert a right of termination upon the occurrence of an event or the discovery of circumstances which give rise to a right of termination shall not be, or be deemed, a waiver of such right.

        Section 9.3    No Waiver of Rights.    A termination under Article 9.1 hereof shall not relieve either Party of any liability for a Breach, and any such termination shall not be deemed to be a waiver of any available remedy for any such Breach.

ARTICLE 10
MISCELLANEOUS

        Section 10.1    Expenses.    The Parties shall each pay their own expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereunder, including any and all disbursements to their respective counsel.

        Section 10.2    Assignment.    Unless specifically consented to in writing by the other Party, neither Party may assign or transfer this Agreement or any of its rights hereunder, and any attempted assignment thereof shall be void and of no force and effect. It is expressly understood and agreed that either Party is under no obligation to consent to any proposed assignment on the part of the other Party and that each of the Parties, in its sole discretion, shall have absolute authority to decide whether or not a consent to assignment shall be given.

        Section 10.3    Notice.    Notices to be given to any Party under this Agreement shall not be effective unless given in writing and hand delivered or mailed by certified mail, or via overseas courier, or sent by electronic mail or facsimile to such Party at the following addresses. Any Party may change its address by giving notice of such change in the manner above provided.

For Seller:	Thomas Steinemann Hardstrasse 43 CH-4020 Basel Phone: +41 61 377 82 00 Fax: +41 61 377 82 02 E-mail: thomas@notime.ch
For Purchaser:	Fossil Europe B.V. Officia 1, De Boelelaan 7 1083 HJ Amsterdam The Netherlands Attention: T.R. Tunnell Phone: 31 (0)20 301 01 01 Fax: 31 (0)20 642 76 75
with copy to:	Fossil, Inc. 2280 North Greenville Ave. Richardson, Texas 75082 Attention: T.R. Tunnell, Executive Vice President Phone: 972-699-2139 Fax: 972-498-9639 E-mail: trtunnell@fossil.com

Notices sent via certified mail or overseas courier shall be deemed to have been received as of the date indicated by the postal or courier's receipt as having been received by the intended recipient. Notices sent via electronic mail or facsimile shall be deemed to have been received two (2) business days after the date on which they were transmitted, provided the Party transmitting any such notice mails a copy of the notice on the next business day to the Party to be notified via certified or registered mail or via overseas courier

        Section 10.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of Switzerland.

        Section 10.5    Dispute Resolution.    Any and all dispute, controversies differences which may arise out of or in relation to or in connection with this Agreement or the transactions contemplated hereby including its legal validity shall be finally settled and binding upon the parties hereto by an arbitration process to be held in Zurich, Switzerland. The arbitration tribunal will be comprised of an arbitrator jointly designated by the parties or, if the parties cannot agree on an arbitrator within a time period of one month, then by three arbitrators, one designated by each Party within a further month and the third one, who will act as chairman of the arbitral tribunal by the others. Any arbitrator not appointed as provided above shall be appointed by the Zurich High Court (§ 239 para. 2 Zurich Code of Civil Procedures applicable pursuant to Art. 179 para. 2 Swiss Federal Statute on International Private Law, "IPRG") at the request of one party. The language of such arbitration shall be English and such arbitration shall be conducted according to the rules of the IPRG. As far as the IPRG does not contain mandatory provisions, the arbitrators shall apply the procedural provisions of the International Arbitration Rules of the Zurich Chamber of Commerce as in force at the time of the commencement of the arbitration proceedings, provided, however, that such rules shall not apply to the extent that (i) they contravene the present arbitration clause, or (ii) they call for an involvement of the Zurich Chamber of Commerce.

        Section 10.6    Binding Effect; Entire Agreement.    All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties herein and to their respective successors. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous and contemporaneous negotiations, commitments and undertakings, whether written or oral. No waiver or amendment to this Agreement will be effective unless it is in writing and is signed by a duly authorized representative of the Party sought to be bound thereby.

        Section 10.7    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

        Section 10.8    Publicity.    Except as may otherwise be required by law, neither Party may make any announcement including any announcement to employees, customers, or suppliers or otherwise make publicly available any statement or release concerning this Agreement or the transactions contemplated hereunder without first obtaining the other Party's written approval of any proposed statement or release. If either Party is required by law to make any statement or other disclosure concerning this Agreement or the transactions contemplated hereby (the Disclosing Party), the Disclosing Party shall provide the other Party the opportunity to review and comment upon such statement or disclosure prior to its filing or release and shell make any revisions therein that the other Party may reasonable request.

        Section 10.9    Interest.    Interest payable hereunder shall accrue at the rate of 2 per cent. above the base rate from time to time of Wells Fargo Bank (Texas) NA. Interest accrues and is payable from day to day.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date of this Agreement.

FOSSIL EUROPE B.V.
By:
Name:
Title:
THOMAS STEINEMANN, individually

SCHEDULE 1A

NO TIME EXCERPT FROM COMMERCIAL REGISTER

SCHEDULE 1B

X-TIME EXCERPT FROM COMMERCIAL REGISTER

SCHEDULE 2A

AGREED FORM OF RESIGNATION OF DIRECTORS OF NO TIME AG

SCHEDULE 2B

AGREED FORM OF RESIGNATION OF DIRECTORS OF X-TIME AG

SCHEDULE 3A

AGREED FORM OF MINUTES OF BOARD MEETING OF NO TIME AG

SCHEDULE 3B

AGREED FORM OF MINUTES OF BOARD MEETING OF X-TIME AG

SCHEDULE 4A

AGREED FORM OF SHAREHOLDER RESOLUTIONS FOR NO TIME AG

SCHEDULE 4B

AGREED FORM OF SHAREHOLDER RESOLUTIONS FOR X-TIME AG

EXHIBIT A-1

1999, 2000 and 2001 FINANCIAL STATEMENTS OF NO TIME AG

EXHIBIT A-2

2000 and 2001 FINANCIAL STATEMENTS OF X-TIME AG

EXHIBIT B-1

AGREED BALANCE SHEET OF NO TIME AG

EXHIBIT B-2

AGREED BALANCE SHEET OF X TIME AG

EXHIBIT C-1

ARTICLES OF ASSOCIATION OF NO TIME AG

EXHIBIT C-2

ARTICLES OF ASSOCIATION OF X-TIME AG

EXHIBIT D

EMPLOYMENT AGREEMENT WITH THOMAS STEINEMANN

EXHIBIT E

STOCK OPTION AWARD AGREEMENT

EXHIBIT F

RESTRICTED STOCK AWARD AGREEMENT

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STOCK PURCHASE AGREEMENT